EXHIBIT 99.(b)
Florida Progress Corporation
Investor News

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


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Florida Public Service Commission Approves Replacement Fuel Settlement Agreement

ST. PETERSBURG, Florida, June 26, 1997 -- The Florida Public Service Commission
(FPSC) today voted unanimously to approve the settlement agreement signed last week by Florida Power Corporation and all intervenors involved in the company's request to collect replacement fuel and purchased power costs associated with the extended outage of the Crystal River nuclear plant.

The following summarizes the key provisions of the settlement agreement:

     Effective July 1997 or as soon thereafter as approval of the stipulation is received, Florida Power would cease any further recovery through its fuel clause of replacement power costs, except as described below. Florida Power would refund immediately the money collected since April 1 when its rates were adjusted to reflect higher replacement power costs.

     Florida Power expects to incur approximately $170 million in replacement power costs through the end of 1997, when the unit is expected to be returned to service. Florida Power would be allowed to recover approximately $35 million over a 12-month period after the unit is returned to service. The remaining $135 million will be considered a regulatory asset that would be amortized over a four-year period, commencing when the nuclear unit is returned to service. Florida Power may, at its option, accelerate the write-off of the regulatory asset.

     Florida Power will temporarily suspend accruals to its retail reserve for fossil plant dismantlement costs during the four-year amortization period. Over this period, suspension of the accrual would offset approximately $60 million of amortization expenses related to the regulatory asset arising from replacement power costs.

     In order to not distort Florida Power's future financial performance indicators to the FPSC, the effect of the amortization of the regulatory asset and the write-off of the additional operating and maintenance expenses would be excluded in calculating the company's regulatory return on equity.

     Florida Power's base rates will remain at their current levels during the four-year amortization period. The planned addition of Florida Power's new natural gas-fired combined cycle generating unit in October 1998 would be subject to the base-rate freeze.

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Florida Progress Corporation
Investor News - Florida Power Replacement Fuel Settlement


     The parties to the stipulation agreement will not seek or support any reduction in Florida Power's base rates or the authorized range of its return on equity during the four-year amortization period.

     This agreement resolves all present and future disputed issues between the parties regarding the extended outage of the nuclear plant.


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: This news release contains forward looking statements, including statements regarding the restart of the nuclear plant by the end of 1997 and the financial impact of the stipulation agreement. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include successful execution of the restart plan, actions of regulatory bodies, potential new plant modifications not foreseen at this time which extend the outage beyond 1997 and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.




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